UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 24, 2025
Date of Report (date of earliest event reported)

NovoCure Limited
(Exact name of registrant as specified in its charter)

Jersey	001-37565		98-1057807
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

No. 4 The Forum, Grenville Street	St. Helier	Jersey	JE2 4UF
(Address of Principal Executive Offices)			(Zip Code)
+44 (0) 15 3475 6700
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	NVCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Executive Officer; Transition of Chief Financial Officer; Resignation of Chief Operating Officer

On November 24, 2025, by mutual agreement, Ashley Cordova, Director and Chief Executive Officer of NovoCure Limited (the “Company”) resigned as a member of the Board of Directors of NovoCure Limited (the “Company”), effective immediately, and her position as Chief Executive Officer of the Company, effective November 30, 2025. There was no disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices in connection with Ms. Cordova’s departure from the Company’s Board of Directors, nor has Ms. Cordova been removed from the Board of Directors for cause.

In connection with her departure, an affiliate of the Company and Ms. Cordova entered into a Separation and Release Agreement (the “Cordova Separation Agreement”), which supersedes the severance provisions of her employment agreement with the affiliate of the Company, dated January 1, 2025. In consideration of the releases set forth in the Cordova Separation Agreement, Ms. Cordova remains an employee of the Company on "garden leave" and is entitled to receive continuation of her current salary and benefits as an employee of the Company through May 31, 2026, plus (ii) the amount Ms. Cordova would have received under the Company’s Annual Incentive Plan bonus program, based on the corporate multiplier in effect for all other executives, plus (iii) a cash payment in the amount of CHF 375,000 when her employment formally ends on May 31, 2026. The foregoing description of the Cordova Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cordova Separation Agreement, a copy of which is attached to this report as Exhibit 10.1.

(c) Appointment of New Chief Executive Officer

Appointment of Frank Leonard as Chief Executive Officer

On December 1, 2025, the Company announced the appointment of Frank Leonard, age 46, who is currently serving as the Company’s President, as the Chief Executive Officer of the Company and its respective direct and indirect subsidiaries and affiliates (together, the “Novocure Group”), effective December 1, 2025.

Mr. Leonard was named the company’s President in June 2025. He was responsible for Novocure’s global business operations, which he led since January 2024, and was responsible for sales, marketing, field medical affairs, patient experience, public affairs, market access, and product and portfolio strategy functions. Mr. Leonard previously led our US business, beginning in October 2022. Mr. Leonard served as Chief Development Officer of the Company from September 2020 to September 2022, and was responsible for engineering, product development, business development and the overall strategic and operational leadership of the Company’s innovation platforms. He joined the Company in 2010 to prepare the company for a commercial launch and held various roles establishing the Company’s finance, reimbursement, and business development functions. Prior to joining the Company, Mr. Leonard was a venture capital investor focused on high-impact medical technology companies, including Novocure. He has served as a director of the Medical Device Manufacturers Association (MDMA) since 2023.

Mr. Leonard received an A.B. from Harvard University in 2001 and an M.A. from the London School of Economics and Political Science in 2004.

There are no family relationships between Mr. Leonard and any director or executive officer of the Company. There are no relationships or related person transactions between Mr. Leonard and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As of the date of this Report, Mr. Leonard and the Company have not entered into any material plan, contract or arrangement in connection with his appointment as Chief Executive Officer. The Company will file an amendment to this Report as required once such a plan, contract or arrangement has been entered into.

Item 7.01 Regulation FD Disclosure.

On December 1, 2025, the Company issued a press release announcing the resignations of Ashley Cordova as a Director and Chief Executive Officer of the Company and the appointment of Frank Leonard as Chief Executive Officer. A copy of the press release is attached to this report as Exhibit 99.1.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Cordova Separation Agreement
99.1	Press Release of NovoCure Limited, dated December 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited
(Registrant)

Date: December 1, 2025

By: /s/ Barak Ben-Arye
Name: Barak Ben-Arye
Title: General Counsel